Exhibit 10.41
Amendment Number 1 to Investment Agreement
This Amendment Number 1 (“Amendment”) to the Investment Agreement (“Agreement”) dated as January 8, 2004, between Crum and Forster Insurance Company and Hamblin Watsa Investment Counsel Ltd. and Fairfax Financial Holdings Limited is effective as of January 1, 2005.
1.	Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

2.	Schedule A is hereby amended to read in its entirety as attached hereto.

3.	Unless specifically modified in this Amendment, all other terms and conditions contained in the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment as of the date written below.

Hamblin Watsa Investment Counsel Ltd.		Crum and Forster Insurance Company

By:	/s/ Paul Rivett	By:	/s/ Dennis J. Hammer
Authorized Signature		Authorized Signature
Paul Rivett		Dennis J. Hammer
Printed Name		Printed Name
Vice President		Senior Vice President, Controller
Title		Title

Fairfax Financial Holdings Limited

By:	/s/ Paul Rivett
Authorized Signature
Paul Rivett
Printed Name
Vice President
Title

SCHEDULE A
INVESTMENT GUIDELINES
FUNDAMENTAL OBJECTIVES
1.	Invest on a long-term basis in accordance with applicable insurance regulatory guidelines.

2.	Ensure preservation of invested capital for policyholder protection, always providing sufficient liquidity for the payment of claims and other policy obligations.
GUIDELINES
1.	Approach

All investments are to be made using the long-term value investing approach by investing in the securities of companies and other entities at prices below their underlying long-term values to protect capital from loss and earn income over time and provide operating income as needed.

With regard to equity securities, the investment manager will attempt to identify financially sound companies and other entities with good potential profitability which are selling at large discounts to their intrinsic value. Appropriate measures of low prices may consist of some or all of the following characteristics: low price earnings ratios, high dividend yields, significant discounts to book value and free cash flow. Downside protection is obtained by seeking a margin of safety in terms of a sound financial position and a low price in relation to intrinsic value. Appropriate measures of financial integrity which are regularly monitored, include debt/equity ratios, financial leverage, asset turnover, profit margin, return on equity, and interest coverage.

As a result of this long-term value investing approach, it is anticipated that purchases will be made when economic and issue-specific conditions are less than ideal and sentiment is uncertain or negative. Conversely, it is expected that gains will be realized when issue-specific factors are positive and sentiment is buoyant. The investment time horizon is one business cycle (approximately 3-5 years).

With respect to fixed income securities, the long-term value investing approach is similar. The investment manager will attempt to purchase attractively priced bonds offering yields better than treasury bonds with maturities of 30 years or less that are of sound quality, i.e. whose obligations are expected to be fully met as they come due. Rating services are not regarded as an unimpeachable source for assessing credit quality any more than a broker’s recommendation on a stock is necessarily correct. With any form of investment research and evaluation, there is no substitute for the reasoned judgment of the investment committee and the investment manager.

2.	Liquidity

An adequate cash flow shall be maintained to ensure that claims and operating expenses are paid on a timely basis. An operating cash position is to be maintained at appropriate levels and will be managed by the insurance company in accordance with an approved list of liquid investments, as determined from time to time by the investment committee. These securities will be managed by the insurance company as part of the treasury function and are primarily restricted to treasury and agency securities of the U.S. government.

3.	Regulatory

All applicable insurance regulations will be complied with.

4.	Diversification

The portfolio is to be invested in a wide range of securities of different issuers operating in different industries and jurisdictions in order to diversify risk.

5.	Prudent Person Rule

Prudent investment standards are considered in the overall context of an investment portfolio and how a prudent person would invest another person’s money without undue risk of loss or impairment and with a reasonable expectation of fair return.

6.	Investment Committee

The board of directors of the insurance company shall appoint an investment committee of the investment manager as the investment committee of the insurance company. The investment committee shall meet at least once each quarter to review the investments and loans of the insurance company.

STRATEGY
1.	Maintain Adequate Liquidity

A detailed review of portfolio liquidity is undertaken on a periodic basis. This liquidity analysis determines how much of each portfolio is in cash or can be converted into cash in a given time period. The insurance company determines its near term liquidity requirements and the liquidity of the portfolio will be modified from time to time to match such near term requirement.
2.	Asset Allocation

The asset allocation will be determined by the investment manager and will include short-term investments that will generate appropriate cash flows and long-term investments such as stocks and bonds, both domestic and foreign, that generate investment gains. The asset allocation will be monitored from time to time in order to comply with regulatory guidelines and meet insurance policy liabilities.

3.	Foreign Exchange Risk

The investment manager shall use its discretion to hedge any foreign currency investments and exposures. The investment manager may use a variety of methods to reduce such exposures, including forward foreign exchange contracts, currency options and natural hedging with foreign pay liabilities of the insurance company. Un-hedged foreign investments will be limited to 15% of admitted assets at cost, subject to adjustment to conform with applicable insurance regulatory requirements. Un-hedged exposure above this amount must be approved by the investment committee.

4.	Interest Rate Risk

Interest rate risk will be minimized primarily through investment in a variety of term to maturity fixed income securities with maturities less than thirty years. Maximum fixed income portfolio duration is limited to the equivalent of a twenty year term to maturity treasury security.

INVESTMENT CLASS EXPOSURE
The following exposure ranges established by the investment committee shall be monitored and maintained by the investment manager for the stated asset classes:

Class	Range

Equities	0-25%
Fixed Income	0-100%
Within the fixed income portfolio, the taxable/tax exempt mix will be determined relative to the consolidated tax position of the insurance company and its affiliates and the relative investment attractiveness of available tax exempt securities.
The investment committee will monitor the total asset class exposure and, if deemed appropriate, will provide specific direction from time to time to the investment manager with respect to the asset exposure ranges.
RETURN EXPECTATIONS
The foregoing asset class exposure is expected, on an annual basis, to result in returns better than the Consumer Price Index plus 3% over a ten year period before the disbursement of investment management fees. However, in any one year the annual return may be significantly above or below this expectation.
INVESTMENT OBJECTIVES OF THE INVESTMENT MANAGER
The investment manager, subject to regulatory and insurance company imposed constraints mentioned elsewhere, expects to provide additional returns to those returns that would be earned by the alternative of passively managing a surrogate market index.
Measured over four year moving periods, performance of the investment manager is expected to result in the following returns:

All Equities	S&P 500 + 1% point

Fixed Income:
Taxable Bonds	Merrill Lynch Intermediate Treasury Index + 0.25%
Tax-Advantaged Bonds	Lehman Brothers 3&5 Year State GO Indexes

AGGREGATE INVESTMENT LIMITS, PERMITTED INVESTMENT CATEGORIES AND INDIVIDUAL INVESTMENT LIMITS
PERMITTED INVESTMENT CATEGORIES WITHIN ASSET CLASSES
The following are some examples of permitted investments within each asset class:

Equity	Common shares, rights and warrants.

Fixed Income	Bonds, debentures, preferred shares, including those convertible into common shares.

Cash	Cash on hand, demand deposits, treasury bills, short-term notes and bankers’ acceptances, term deposits and guaranteed investment certificates.
All of the above may be either U.S. domestic, Canadian, or other foreign investments.
Convertible preferred securities will be classified as equities if the preferred dividend is not being paid.
Private placement issues in public companies are allowed.
INVESTMENT CONSTRAINTS
All investments will be made in accordance with all applicable insurance legislation as amended from time to time.
INDIVIDUAL INVESTMENT LIMITS
Any combination of investments in any one corporate issuer will be limited to a maximum of 10% of admitted assets.
QUALITY CONSTRAINTS
The investment manager may invest in the permitted investment categories subject to the following quality constraints:
Investments in money market instruments (less than or equal to 1 year term) will be limited to those included on the list approved by the insurance company. This list will include money market instruments of the U.S. Treasury, agencies of the U.S. government, and as a minimum commercial paper rated A1 or higher by Moody’s and rated P1 or higher by Standard & Poor’s.
Investments in bonds and preferred securities will be limited by bond rating category as follows:
LIMITS AS % OF ADMITTED ASSETS

Bond Rating	% of Total	Min./Max.

A or better	50%	Min.
BBB	50%	Max.
Less than BBB	20%	Max.
The above limits are subject to adjustment to conform with applicable insurance regulatory requirements.
Limits are determined on a cost basis and include convertible securities.
Downgrades will be taken into account when making new investments but will not necessarily result in the sale of existing positions.
Securities which are not rated by any public rating agency must be rated by the investment manager and included as part of the categories above for the purposes of determining overall exposure by bond rating category.
Any exceptions to the above must be approved by the investment committee.
PROHIBITED INVESTMENTS
In addition to any applicable insurance legislation prohibitions:
(a)	No Real Estate will be purchased without investment committee approval.
(b)
No Mortgages on real estate will be purchased without investment committee approval. The exceptions to this are obligations issued by an agency of the U.S. Government, or by U.S. domiciled corporations that are issued as part of a registered public offering that also meet the minimum quality tier requirements.

FOREIGN INVESTMENT LIMITS
Foreign Securities may be purchased in compliance with applicable insurance legislation and with the policy on foreign exchange risk outlined herein. Unless otherwise required by applicable insurance legislation, Canadian securities shall not be considered foreign securities and securities issued by U.S. domestic companies or other U.S. domestic entities that are denominated in foreign currencies shall not constitute foreign securities.
OTHER
Derivative securities may be purchased up to 7.5% of the portfolios cost at book, subject to adjustment to conform with applicable insurance regulatory requirements. Use of derivative investments is infrequent and primarily for hedging purposes. The aforementioned limit on the purchase of derivative securities shall not apply to traditional securities with limited embedded derivative components such as convertible bonds and optional maturity date bonds.